EXHIBIT (a)(1)(v)

COMMUNICATION TO EMPLOYEES FROM STOCK ADMINISTRATOR DATED NOVEMBER 29, 2004

Internal Communication

To:	Stock Option Exchange Eligible Employees
From:	Stock Administrator
Date:	November 29, 2004
Re:	ESS Stock Option Exchange Program Commencement

     In connection with the ESS Stock Option Exchange program, enclosed please find the Offer to Exchange Certain Outstanding Stock Options and the Offer to Exchange Certain Outstanding Stock Options Election Form. The Offer to Exchange Certain Outstanding Stock Options also includes Frequently Asked Questions.

     The ESS Stock Option Exchange program begins today, November 29, 2004, and ends on December 27, 2004, at 5:00 p.m. Pacific (California) Time, unless the offer is extended.

     Please review the enclosed materials carefully. To participate in the program, you need to both complete and sign the enclosed Offer to Exchange Certain Outstanding Stock Options Election Form in accordance with its instructions and send it to us:

By hand, interoffice mail, regular mail or courier:
Attn: Jayme Vieth (Receptionist)
ESS Technology, Inc.
48401 Fremont Blvd.
Fremont, California 94538

or

By fax:
Attn: Stock Administrator
Facsimile: (510) 492-1388

     Your elections must be received in our office by December 27, 2004, 5:00 p.m. Pacific (California) Time, unless the offer is extended.

     Should you have any questions regarding the ESS Stock Option Exchange program please contact the Stock Administrator at (510) 492-1377.